FOURTH AMENDMENT AND EXTENSION AGREEMENT

This Fourth Amendment and Extension Agreement (the “Agreement”) is entered into as of October 29, 2010 by and between Broadcast International, Inc., a Utah corporation (the “Company”), and Castlerigg Master Investments Ltd. (the “Holder”).

A.

The Company and the Holder are parties to, among other agreements, a Senior Secured Convertible Note dated December 21, 2007 as amended, executed by the Company in favor of the Holder, a copy of which is attached hereto and by this reference incorporated herein (the “Note”), a Warrant to Purchase Common stock dated December 21, 2007 (the “Warrant”), as amended and a Registration Rights Agreement dated December 21, 2007 (the “Registration Rights Agreement”).

B.

The Note and the Warrant contain provisions that adjust the conversion price of the Note and the exercise price of the Warrant in the event capital is raised by the Company at prices less than the current Conversion Price and Exercise Price.

C.

The Company is in the process of raising additional capital and, in connection therewith, has requested that the Holder modify the adjustment of Conversion Price and Exercise Price provisions of the Note and Warrant, respectively.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

1.          Amendments to the Note.

(a)

Section (1) of the Note is hereby amended in part to change the definition of Qualified Financing Transaction as follows:

“ For purposes of this Note, the term "Qualified Financing Transaction" shall mean one or more or a series of financing transactions in which the Company raises gross proceeds not less than $8,000,000 (Eight Million Dollars) pursuant to the issuance of equity securities provided that such securities are junior in all rights to this Note and are otherwise issued on terms satisfactory to the Holder in its sole discretion.”

 (b)

Adjustment of Conversion Price.  Paragraph 7(e) of the Note shall be amended in its entirety to read as follows:

Adjustment of Conversion Price.  In the event a Qualified Financing Transaction is consummated on or before December 3, 2010, the provisions of paragraphs 7(a)-7(d) of the Note shall not apply to the sales of Common Stock sold in the Qualified Financing Transaction, and the Conversion Price of the Note shall be reduced to an amount equal to 150% of the lowest sales price of Common Stock sold during 2010; provided, however, this paragraph 7(e) shall not be effective unless the Company has consummated a Qualified Financing Transaction on or before December 3, 2010.  In the event the Company issues Common Stock before December 3, 2010, but has not raised sufficient funds to qualify as a Qualified Financing Transaction, the Conversion Price shall be determined in accordance with Paragraph 7(a) for the sale of such shares of Common Stock.

(c)

Paragraph 9 of the Note entitled COMPANY REDEMPTION RIGHT is hereby deleted and of no further force nor effect.

2.

Amendments to Warrant .

(a)

Paragraph 2(e) of the Warrant shall be amended in its entirety to read as follows:

Adjustment of Exercise Price. In the event a Qualified Financing Transaction is consummated on or before December 3, 2010, the provisions of paragraphs 2(a)-2(d) of the Warrant shall not apply to the sales of Common Stock sold in the Qualified Financing Transaction, but the Exercise Price of the Note shall be reduced to the amount that is 150% of the lowest price that Common Stock has been sold during 2010 and the number of Warrant Shares issuable upon exercise shall be increased to the amount calculated using the provisions of Paragraph 7(a) of the Note for that adjusted Exercise Price; provided, however, this paragraph 2(e) shall not be effective unless the Company has consummated a Qualified Financing Transaction on or before December 3, 2010.  In the event the Company issues Common Stock before December 3, 2010, but has not raised sufficient funds to qualify as a Qualified Financing Transaction, the Exercise Price and the number of Warrant Shares shall be determined in accordance with Paragraph 7(a) for the sale of such shares of Common Stock.

(b)

Paragraph 16(i) of the Warrant shall be amended in its entirety to read as follows:

Expiration Date shall mean the later of December 30, 2013 and the latest expiration date of the warrants issued in the Qualified Financing Transaction (if any) or, if such date falls on a day other than a Business Day or on which trading does not take place on the Principal Market (a “Holiday”), the next day that is not a Holiday.

3.

Ratification.  The parties hereto acknowledge and agree that the Note and the Warrant, as amended and modified by this Agreement, is hereby ratified and reaffirmed in all respects as of the date hereof, whereby the Note and the Warrant shall continue in full force and effect in accordance with their  terms.  All capitalized terms not defined herein shall have the meanings given to such terms in the Note and the Warrant.

4.

Miscellaneous.

(a)

Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Company and the Holder and their respective successors and assigns; provided, however, that the foregoing shall not authorize any assignment by the Company of its rights or duties hereunder.

(b)

Integration.  This Agreement and any documents executed in connection herewith or pursuant hereto contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, offers and negotiations, oral or written, with respect thereto and no extrinsic evidence whatsoever may be introduced in any judicial or arbitration proceeding, if any, involving this Agreement.

(c)

 Course of Dealing; Waivers.  No course of dealing on the part of the Holder or its partners or affiliates, nor any failure or delay in the exercise of any right by the Holder, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right.  The Holder’s failure at any time to require strict performance by the Company of any provision shall not affect any right of the Holder thereafter to demand strict compliance and performance.  Any suspension or waiver of a right must be in writing signed by the Holder.

(d)

Notices.  All notices or demands by any party relating to this Agreement shall be provided as set forth in the Note.

(e)

Time is of the Essence.  Time is of the essence as to each and every term and provision of this Agreement.

(f)

Counterparts.  This Agreement may be signed in counterparts and all of such counterparts when properly executed by the appropriate parties thereto together shall serve as a fully executed document, binding upon the parties.

(g)

Legal Effect.  If any provision of this Agreement conflicts with applicable law, such provision shall be deemed severed from this Agreement, and the balance of this Agreement shall remain in full force and effect.

(h)

Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of New York without regard to principles of conflicts of laws that would cause the application of the laws of any jurisdictions other than the State of New York.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the first date above written.

THE COMPANY:

BROADCAST INTERNATIONAL, INC.

By_/Rodney M. Tiede/

Name:  Rodney M. Tiede

Title:    President & CEO

THE HOLDER:

CASTLERIGG MASTER INVESTMENTS LTD.

By Sandell Asset Management Corp. its investment manager

By:__/Serge Adam/________________________________

Name:_Serge Adam_________________________

Title:  _Senior Managing Director_______________

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